                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_Confidential,]for Use of the
[_]Preliminary Proxy Statement              Commission Only (as Permitted by
                                            Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Legato Systems, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

[X]No fee required.

Payment of Filing Fee (Check the appropriate box):

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                         [LOGO OF LEGATO APPEARS HERE]

                             LEGATO SYSTEMS, INC.
                           2350 West El Camino Real
                        Mountain View, California 94040

                                 June 14, 2000

TO THE STOCKHOLDERS OF LEGATO SYSTEMS, INC.

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Legato Systems, Inc. (the "Company"), which will be held at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, on Wednesday, July 12th, 2000, at 9:00 a.m. Pacific Daylight Time.

  Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

  It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          Louis C. Cole
                                          Chairman of the Board, President
                                           and Chief Executive Officer

                         [LOGO OF LEGATO APPEARS HERE]

                             LEGATO SYSTEMS, INC.
                           2350 West El Camino Real
                        Mountain View, California 94040

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held July 12, 2000

                               ----------------

  The Annual Meeting of Stockholders (the "Annual Meeting") of Legato Systems, Inc. (the "Company") will be held at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, on Wednesday, July 12th, 2000, at 9:00 a.m. Pacific Daylight Time for the following purposes:

    1. To elect six directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the attached Proxy Statement accompanying this notice.

  Only stockholders of record at the close of business on June 1, 2000 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's Palo Alto office located at 3210 Porter Drive, Palo Alto, California, during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Robert V. Gunderson, Jr.
                                          Secretary

Mountain View, California
June 14, 2000


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                             LEGATO SYSTEMS, INC.
                           2350 West El Camino Real
                        Mountain View, California 94040

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           To be held July 12, 2000

                              GENERAL INFORMATION

  These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Legato Systems, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, on Wednesday, July 12th, 2000, at 9:00 a.m. Pacific Daylight Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about June 14th, 2000.

                              PURPOSE OF MEETING

  The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On June 1, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 86,902,521 shares of Common Stock outstanding. Each stockholder of record on June 1, 2000 is entitled to one vote for each share of Common Stock held by such stockholder on June 1, 2000. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

  The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

  Proposal 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

  Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

  Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

  The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. The Company has also retained Beacon Hill Partners, Inc. ("Beacon Hill") to assist in the solicitation of proxies. Beacon Hill will receive a fee for such services of approximately $5,000, including out-of-pocket expenses, which will be paid by the Company. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The persons who are being nominated for election to the Board of Directors (the "Nominees"), their ages as of June 1, 2000, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six (6) nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

                                    Positions and Offices Held with the
          Nominees          Age                   Company
          --------          ---     -----------------------------------
                                Chairman of the Board, President and Chief
 Louis C. Cole(1)..........  56 Executive Officer

 Eric A. Benhamou..........  44 Director

 H. Raymond Bingham(2)(3)..  55 Director

 Kenneth A. Goldman........  50 None

 Christopher B. Paisley....  48 None

 David N. Strohm(2)(3)(4)..  52 Director

--------
(1) Member of Stock Option Committee
(2) Member of Audit Committee
(3) Member of Special Investigation Committee
(4) Member of Compensation Committee

  Mr. Cole joined the Company as President, Chief Executive Officer and a Director in June 1989. Since April 1995, Mr. Cole has also served as Chairman of the Board. Before joining the Company, from March 1987 until July 1988, Mr. Cole served as Executive Vice President responsible for all operating divisions of Novell, Inc., a publicly held manufacturer of computer networking and software products. Mr. Cole currently serves as a director of Inference Corp. and Rogue Wave Software, Inc., both publicly held software companies. Mr. Cole holds a B.S. in mathematics and education from Pennsylvania State University at Edinboro.

  Mr. Benhamou has been a Director of the Company since March 1993. Mr. Benhamou has been the Chief Executive Officer of 3Com Corporation ("3Com"), a computer network products company, since September 1990, and has been Chairman of the Board of 3Com since July 1994. Mr. Benhamou served as the President of 3Com from April 1990 until August 1998. From April 1990 until September 1990, Mr. Benhamou served as Chief Operating Officer of 3Com. Mr. Benhamou currently serves as a director of Cypress Semiconductor Corporation ("Cypress"), a publicly held semiconductor company. Mr. Benhamou holds a Diplome d'Ingenieur from Ecole Nationale Superieure d'Arts et Metiers in Paris, France, and an M.S. in electrical engineering from Stanford University.

  Mr. Bingham has been a Director of the Company since December 1998. Mr. Bingham has served as President and Chief Executive Officer of Cadence Design Systems ("Cadence"), an electronic design automation software company, since April 1999 and a director of Cadence since November 1997. From 1993 to March 1999, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Cadence. Prior to joining Cadence, Mr. Bingham served eight years as Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels. Mr. Bingham currently serves as a director of Onyx Software Corporation, Tenfold Corporation, and Integrated Measurement Systems, Inc., all publicly held companies. Mr. Bingham holds a B.A. in economics from Weber State University and an M.B.A. from Harvard University.

  Mr. Goldman has been the Executive Vice President and Chief Financial Officer of At Home Corporation, also known as Excite@Home ("Excite@Home"), a global media company offering broadband internet connectivity, personalized, web-based content and targeted advertising services, since July 1996. From July 1992 to July 1996, Mr. Goldman served as Senior Vice President and Chief Financial Officer of Sybase, Inc., a database software and services company. From 1989 to July 1992, Mr. Goldman served as Vice President of Finance and Administration and Chief Financial Officer at Cypress. Mr. Goldman serves on the board of directors of Blaze Software, Inc., a publicly held company. He holds a B.S. degree in electrical engineering from Cornell University and an M.B.A. degree from Harvard University.

  Mr. Paisley has been the Senior Vice President, Finance and Chief Financial Officer of 3Com since August 1996. From the time Mr. Paisley joined 3Com in September 1985 until July 1996, he served as Vice President, Finance and Chief Financial Officer. From May 1982 to September 1985, Mr. Paisley was Vice President of Finance of Ridge Computers, a minicomputer manufacturer. From June 1977 to May 1982, Mr. Paisley held a variety of finance and accounting positions at Hewlett-Packard Company, a manufacturer of computer and software products. Mr. Paisley serves as a director of Aspect Communications Corporation, a publicly held company. Mr. Paisley holds a B.A. in economics from the University of California at Santa Barbara and an M.B.A. from the University of California at Los Angeles.

  Mr. Strohm has been a Director of the Company since December 1988. Mr. Strohm joined Greylock Management Corporation ("Greylock"), a venture capital management company, in 1980 and is a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm currently serves as a director of Switchboard, Inc., DoubleClick, Inc. and ISS Group, Inc., all publicly held companies. Mr. Strohm holds a B.A. from Dartmouth College and an M.B.A. from Harvard University.

  Messrs. Kevin A. Fong and Phillip E. White have elected not to stand for reelection.

Board of Directors Meetings and Committees

  During the fiscal year ended December 31, 1999, the Board of Directors held nine (9) meetings. For the fiscal year ended December 31, 1999, each of the directors (other than Mr. Fong) during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings or actions by written consent of all committees of the Board of Directors on which each such director served. The Board of Directors currently has four (4) committees: the Compensation Committee, the Stock Option Committee, the Audit Committee and the Special Investigation Committee.

  During the fiscal year ended December 31, 1999, the Compensation Committee of the Board of Directors held one (1) meeting. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1995 Stock Option/Stock Issuance Plan. During the fiscal year ended December 31, 1999 and through the date of this Proxy Statement, the members of the Compensation Committee have been Messrs. Fong and Strohm. Following the Annual Meeting, the Board of Directors will nominate a director to become a member of the Compensation Committee to fill the vacancy created by Mr. Fong's resignation.

  During the fiscal year ended December 31, 1999, the Stock Option Committee of the Board of Directors acted by written consent in lieu of a meeting on 53 occasions. The Stock Option Committee approves stock option grants to employees and consultants of the Company who are not officers, up to a maximum of 10,000 shares per grant. Mr. Cole was the sole member of the Stock Option Committee during 1999.

  During the fiscal year ended December 31, 1999, the Audit Committee of the Board of Directors held one (1) meeting. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's accountants, the scope of the annual audits, fees to be paid to the Company's accountants, the performance of the Company's accountants and the accounting practices of the Company. During fiscal year ended December 31, 1999 through May 12, 2000, the members of the Audit Committee were Messrs. Fong and White. On May 12, 2000, Messrs. Fong and White resigned from the Audit Committee and were replaced by Messrs. Bingham and Strohm. The Board of Directors intends to nominate Mr. Paisley to become an additional member of the Audit Committee, pending his election to the Board of Directors.

  On April 5, 2000, the Board of Directors appointed a special investigation committee (the "Special Investigation Committee") composed of two outside directors, Messrs. Bingham and Strohm, to investigate, with the assistance of outside counsel, the facts and circumstances concerning certain side agreements that a number of the Company's sales representatives, acting outside their authority, had entered into affecting contracts signed with resellers in the fourth quarter of fiscal 1999 and whether any other similar arrangements were entered into with the Company's customers during 1999 that, if known to the Company, may have had an impact on revenue recognition. The Special Investigation Committee is not authorized to determine the appropriate actions to be taken by the Board as to the matters being investigated or to determine whether the Company should take any action with respect to the pending securities and derivative actions. The Special Investigation Committee has completed its investigation into matters affecting the Company's revenue recognition. On May 17, 2000, the Company filed its annual report on Form 10-K for the fiscal year ended December 31, 1999, and on June 8, 2000, the Company filed amendments to its quarterly reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

Director Compensation

  Except for grants of stock options, directors of the Company generally do not receive compensation for services provided as a director. The Company also does not pay compensation for committee participation or special assignments of the Board of Directors.

  Non-employee Board members are eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under the Company's 1995 Stock Option/Stock Issuance Plan. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after the date of the Company's initial public offering will be granted an option to purchase 96,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Meeting of Stockholders, each individual who has served as a non-employee Board member for at least six months prior to such Annual Meeting will receive an additional option grant to purchase 24,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company. The option price for each option grant under the Automatic Option Grant Program will be equal to the fair market value per share of Common Stock on the automatic grant date and each automatic option grant will be immediately exercisable for all of the option shares. The shares purchasable under the option will be subject to repurchase at the original exercise price in the event the optionee's Board service should cease prior to vesting. With respect to each initial grant, the repurchase right shall lapse and the optionee shall vest in four (4) equal annual installments from the grant date. Each annual grant shall vest in two equal and successive annual installments. Pursuant to the Automatic Option Grant Program, Messrs. Benhamou, Fong, Strohm and White were each granted options to purchase 96,000 shares of Common Stock on July 5, 1995 at an exercise price of $2.38 per share, 24,000 shares on May 16, 1996 at an exercise price of $5.47 per share, 24,000 shares on May 15, 1997 at an exercise price of $4.47 per share, 24,000 shares on May 14, 1998 at an exercise price of $15.24, and 24,000 shares on May 13, 1999 at an exercise price of $21.97. Mr. Bingham, who joined the Board on December 18, 1998, was granted an option to purchase 96,000 shares of Common Stock at an exercise price of $27.53. Pursuant to the Automatic Option Grant Program, each of Messrs. Benhamou, Bingham and Strohm will, if reelected, be granted options to purchase 24,000 shares of Common Stock at the 2000 Annual Meeting, and, if elected, each of Messrs. Goldman and Paisley will be granted options to purchase 96,000 shares of Common Stock at the 2000 Annual Meeting.

  Directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1995 Stock Option/Stock Issuance Plan and are also eligible to participate in the Company's Employee Stock Purchase Plan and, if an executive officer of the Company, the Executive Bonus Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of May 31, 2000, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                 Shares Beneficially Owned
                                                  as of May 31, 2000(1)(2)
                                                 -----------------------------
                                                  Number of      Percentage of
               Beneficial Owner                     Shares           Class
               ----------------                  --------------- -------------
Fidelity Management & Research.................        8,075,587          9.06%
 One Post Office Square
 Boston, MA 02109
Louis C. Cole(3)...............................        3,599,608          4.04%
Nora M. Denzel(4)..............................          133,414             *
David Malmstedt(5).............................          157,242             *
Kent D. Smith(6)...............................          777,389             *
Stephen C. Wise(7).............................          105,052             *
Eric A. Benhamou(8)............................          314,000             *
H. Raymond Bingham(9)..........................           96,000             *
Kevin A. Fong(10)..............................          198,992             *
David N. Strohm................................          448,802             *
Phillip E. White(10)...........................          142,000             *
All current directors and executive officers as
 a group (11 persons)(11)......................        6,014,252          6.76%

--------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company's knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) The number of shares of Common Stock deemed outstanding for each individual shareholder includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after May 31, 2000.

 (3) Includes options exercisable into 640,040 shares of Common Stock and 2,957,984 shares held by The Louis and Jolene Cole 1988 Revocable Trust, dated November 7, 1988 (the "Cole Trust"), of which Mr. Cole is a trustee.

 (4) Includes options exercisable into 110,256 shares of Common Stock.

 (5) Includes options exercisable into 153,116 shares of Common Stock.

 (6) Includes options exercisable into 709,889 shares of Common Stock.

 (7) Includes options exercisable into 101,331 shares of Common Stock.

 (8) Includes options exercisable into 282,000 shares of Common Stock.

 (9) Includes options exercisable into 96,000 shares of Common Stock.

(10) Includes options exercisable into 132,000 shares of Common Stock.

(11) Includes options exercisable into 2,475,965 shares of Common Stock.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Company's Board of Directors (the "Compensation Committee" or the "Committee") has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and certain other executive officers of the Company and has the authority to administer the Company's 1995 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and other key employees each fiscal year.

  For the 1999 fiscal year, the process utilized by the Committee in determining executive officer compensation levels was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company's key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) cash bonus awards and
(iii) long-term stock-based incentive awards.

Base Salary. The base salary for each executive officer is set on the basis of general market levels and personal performance. Each individual's base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

  In preparing the performance graph for this Proxy Statement, the Company has selected the Hambrecht & Quist Software Sector Index. The companies included in the Company's informal survey are not necessarily those included in the Hambrecht & Quist Software Sector Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

Annual Cash Bonuses. Each executive officer has an established cash bonus target. The annual pool of bonuses for executive officers is distributed on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and personal objectives established for each executive. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives and are based on a percentage of the individual's base salary. The corporate goals set for the 1999 bonuses are based on the achievement of quarterly and annual revenue and income targets.

Long-Term Incentive Compensation. During fiscal 1999, the Committee, in its discretion, made option grants to Messrs. Cole, Chappell, Ferraro, Wise, and Malmstedt and Ms. Denzel under the 1995 Stock Option/Stock Issuance Plan. Generally, a significant grant is made in the year that an officer commences employment and no grant is made in the second year. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion. Applying these principles, a significant grant was made to Mr. Malmstedt in connection with his commencement of employment with the Company following the acquisition of Full-Time Software in 1999 and smaller grants were made to Messrs. Cole, Chappell, Wise, Ferraro and Ms. Denzel.

  Each grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a two to four year period, contingent upon the executive officer's continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

CEO Compensation. The annual base salary for Mr. Cole, the Company's President and Chief Executive Officer, was increased by 6% by the Committee effective February 1, 1999. The Committee's decision was made primarily on the basis of Mr. Cole's performance of his duties.

  The remaining components of the Chief Executive Officer's 1999 fiscal year incentive compensation were entirely dependent upon the Company's financial performance and provided no dollar guarantees. The bonus paid to the Chief Executive Officer for the fiscal year was based on the same incentive plan for all other officers. Specifically, a target incentive was established at the beginning of the year using an agreed-upon formula based on Company revenue and profit. Each year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit. The option grant made to the Chief Executive Officer during the 1999 fiscal year was based on the factors discussed above. The bonus award was intended to reflect his years of service with the Company and to place a significant portion of Mr. Cole's total compensation at risk, because the bonus will provide little or no compensation unless Company performance achieves agreed-upon thresholds.

Tax Limitation. Under the Federal tax laws, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders approved a limitation under the Company's 1995 Stock Option/Stock Issuance Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1995 Stock Option/Stock Issuance Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 2000 fiscal year will exceed the $1 million limit per officer, the Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company's executive officers to the $1 million cap.

                                          Compensation Committee

                                          Kevin A. Fong
                                          David N. Strohm

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board of Directors was formed in September 1992, and the members of the Compensation Committee were Messrs. Fong and Strohm during the fiscal year ended December 31, 1999. Neither of these individuals was at any time during 1999, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between July 6, 1995 (the date the Company's Common Stock commenced public trading) and December 31, 1999 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht & Quist Software Sector Index (the "H&Q Software Sector Index"), over the same period. This graph assumes the investment of $100.00 on July 6, 1995 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index, and assumes the reinvestment of dividends, if any.

  The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from Hambrecht & Quist LLC, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

       Comparison of Cumulative Total Return Among Legato Systems, Inc., the Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index

                              [PERFORMANCE GRAPH]


                           7/6/95  12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
--------------------------------------------------------------------------------
  Legato Systems, Inc..... $100.00 $114.81  $241.67  $325.93  $976.86  $2,038.89
--------------------------------------------------------------------------------
  Nasdaq Stock Markets -
    U.S. Index............ $100.00 $112.33  $138.14  $169.47  $238.23  $  442.80
--------------------------------------------------------------------------------
  H&Q Software Sector
   Index.................. $100.00 $107.76  $131.00  $158.39  $206.92  $  470.79

  The Company effected its initial public offering of Common Stock on July 5, 1995 at a price of $2.38 per share (as adjusted to reflect the two-for-one stock splits or stock dividends effected by the Company on July 5, 1996, April 17, 1998 and August 16, 1999 (the "1996 Stock Split", "1998 Stock Split" and "1999 Stock Split", respectively). The graph above, however, commences with the closing price of $3.38 per share (as adjusted to reflect the 1996 Stock Split, the 1998 Stock Split, and the 1999 Stock Split) on July 6, 1995--the date the Company's Common Stock commenced public trading.

  Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

  The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of 1999 (collectively, the "Named Officers"), each of whose aggregate compensation for 1999 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                          Summary Compensation Table

                                                             Long-Term
                                                            Compensation
                                                          ----------------
                                            Annual           Number of
                                         Compensation        Securities
                                     -------------------- Underlying Stock    All Other
Name and Principal Position(1)  Year Salary ($) Bonus ($)   Options (#)    Compensation(2)
------------------------------  ---- ---------- --------- ---------------- ---------------
Louis C. Cole............       1999  $255,314  $212,633      300,000          $1,410
 Chairman of the Board,
  President                     1998  $240,170  $195,059      200,000          $  626
 and Chief Executive
  Officer                       1997  $218,334  $107,625      100,000          $1,440

Nora M. Denzel...........       1999  $202,718  $128,762      100,000          $1,368
 Senior Vice President,         1998  $181,996  $115,249          --           $  626
 Product Operations             1997  $146,666  $ 84,000      300,000          $  303

Kent D. Smith............       1999  $211,680  $133,300          --           $1,381
 Executive Vice
  President,                    1998  $211,260  $154,077      100,000          $  626
 Worldwide Sales, Support       1997  $198,300  $ 86,721       50,000          $  870
 And Corporate Marketing

Stephen C. Wise..........       1999  $194,964  $123,944       80,000          $1,353
 Senior Vice President,
  Finance and                   1998  $183,400  $102,375          --           $  626
 Administration, Chief
  Financial Officer             1997  $165,831  $ 56,470      250,000          $  558

David Malmstedt..........       1999  $209,022  $131,764      600,000          $1,405
 Former Senior Vice
  President                     1998       --        --           --              --
 of Field Sales
  Operations                    1997       --        --           --              --

--------
(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) Represents life insurance premiums paid by the Company and Company matching contributions of up to $1,000 to each Named Officer made to the Company's 401(k) plan.

  The following table contains information concerning the stock option grants made to each of the Named Officers for 1999. No stock appreciation rights were granted to these individuals during such year.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable
                                    Individual Grants(1)                Value at Assumed
                         --------------------------------------------   Annual Rates of
                         Number of    % of Total                          Stock Price
                         Securities    Options                            Appreciation
                         Underlying   Granted to Exercise              for Option Term(2)
                          Options     Employees    Price   Expiration --------------------
Name                      Granted      in 1999   Per Share    Date       5%        10%
----                     ----------   ---------- --------- ---------- --------- ----------
Louis C. Cole...........  300,000        5.56%    $ 20.75  2/16/2009  3,914,869  9,921,047
Nora M. Denzel..........  100,000        1.85%    $ 20.75  2/16/2009  1,304,956  3,307,016
Kent D. Smith...........      --          --          --         --         --         --
Stephen C. Wise.........   80,000        1.48%    $ 20.75  2/16/2009  1,043,965  2,645,612
David Malmstedt.........   22,768(3)      .42%    $17.563  4/19/2009    251,479    637,297
                          577,232(3)    10.69%    $17.563  4/19/2009  6,375,687 16,157,243

--------
(1) The options disclosed in the table were granted on February 17, 1999, except the options disclosed in the table for Mr. Malmstedt were granted on April 20, 1999. The exercise price for each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. The options have a maximum term of 10 years measured from the option grant date, subject to earlier termination in the event of the optionee's cessation of service with the Company. Except as otherwise noted, the options listed in the table become exercisable for 50% of the shares after two years of service from the designated vesting date and for the remaining 50% monthly over the one year thereafter. Under each of the options, the option shares will vest upon an acquisition of the Company by merger or asset sale, unless the acquiring company assumes the options. Any options that are assumed or replaced in the transaction and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee's service terminates by reason of an involuntary or constructive termination within 18 months following the transaction.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) These grants to Mr. Malmstedt become exercisable for 20% of the shares after one year of service from the designated grant date, for an additional 20% after two years of service from the grant date and for the remaining 60% monthly over the next twenty-four months. Mr. Malmstedt's employment with the Company terminated on April 3, 2000.

  The following table sets forth information concerning option exercises in 1999 and option holdings as of the end of the 1999 fiscal year with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

                Aggregate Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                          Number of Securities      Value of Unexercised
                                       ValueRealized     Underlying Unexercised     In-the-Money Options
                           Shares     (Market Price at      Options at FY-End         At FY-End(1) ($)
                         Acquired on   Exercise Less    ------------------------- -------------------------
Name                      Exercise   ExercisePrice) ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------------ ----------- ------------- ----------- -------------
Louis C. Cole...........   375,000       14,996,585       606,706      358,334    36,124,585   18,099,055
Nora M. Denzel..........   146,630        5,320,734        28,370      300,002     1,744,462   17,172,333
Kent D. Smith...........   124,600        5,154,924       693,648       28,752    44,546,472    1,812,745
Stephen C. Wise.........   114,600        4,551,974        30,921      234,079     1,939,217   13,428,210
David Malmstedt.........    22,173          667,477         5,177      629,050       305,769   32,465,780

--------
(1) Based on the fair market value of the Company's Common Stock at year-end ($68.813) per share, less the exercise price payable for such shares.

Bonus Plan. In 1999, the Company instituted an executive bonus program pursuant to which bonuses will be paid to executive officers based on individual and Company performance targets. In addition, certain non-executive employees will receive quarterly and annual bonuses if the Company meets its performance targets. The Company's performance targets are based on meeting revenue and income levels on a quarterly and annual basis.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  None of the Company's current executive officers have employment or severance agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors.

  The Compensation Committee has the authority under the 1995 Stock Option/Stock Issuance Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of Common Stock subject to outstanding options, held by the Chief Executive Officer and the Company's other executive officers. Such acceleration may be conditioned on the optionee's termination of employment (whether involuntarily or through a forced resignation) and may be conditioned upon the occurrence of a merger, reorganization or consolidation or upon a hostile take-over of the Company effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                                PROPOSAL NO. 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The Company is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

  In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests.

  PricewaterhouseCoopers LLP has audited the Company's financial statements since 1989. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 1999 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except that Mr. Strohm amended a Form 4 reporting one transaction late and Mr. Smith filed a Form 5 one day late.

                                   FORM 10-K

  THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 1999, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO LEGATO SYSTEMS, INC., 2350 WEST EL CAMINO REAL MOUNTAIN VIEW, CALIFORNIA 94040,
ATTN: ROBERT BROWN, CORPORATE FINANCE.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Stockholder proposals that are intended to be presented at the 2001 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the Company's bylaws must be received by the Company not later than May 13, 2001, in order to be included. Such stockholder proposals should be addressed to Legato Systems, Inc., 2350 West El Camino Real, Mountain View, California 94040, Attn: Company Secretary.

                                 OTHER MATTERS

  The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Robert V. Gunderson, Jr.
                                          Secretary

Mountain View, California
June 14, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

PROXY                        LEGATO SYSTEMS, INC.                          PROXY
               2350 West El Camino Real, Mountain View, CA 94040

This Proxy is Solicited on Behalf of the Board of Directors of Legato Systems,
     Inc. for the Annual Meeting of Stockholders to be held July 12, 2000

     The undersigned holder of Common Stock, par value $.0001, of Legato Systems, Inc. (the "Company") hereby appoints Louis C. Cole and Stephen C. Wise, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday July 12th, 2000 at 9:00 a.m. local time, at the Crowne Plaza Hotel, 4290 El Camino Real, Palo Alto, California, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

     This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSAL 2.

     PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                   (Reverse)
                             LEGATO SYSTEMS, INC.


[_]  Please mark votes
     as in this example

1. To elect the following directors to serve for a term ending upon the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: Louis C. Cole, Eric A. Benhamou, H. Raymond Bingham, Kenneth A. Goldman, Christopher B. Paisley and David N. Strohm

 FOR        WITHHELD        For all nominees, except for
                            nominees written below.

 [_]          [_]                   [_]

                            _______________________
                            Nominee exception(s).


2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

    FOR        AGAINST        ABSTAIN
    [_]          [_]            [_]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature:____________________Signature (if held jointly):____________Date:_____

_____________, 2000

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.